UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2020

GT Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer Identification No.)

9350 Wilshire Blvd. Suite 203
Beverly Hills, CA 90212
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Settlement Agreement

On December 22, 2020, GT Biopharma, Inc., a Delaware corporation (the “Company”), entered into a settlement agreement (the “Settlement Agreement”) with Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto B”), Anthony Cataldo and Paul Kessler resolving all remaining disputes and claims between the parties pertaining to a certain note (the “Original Note”) and warrants to purchase common stock, par value $0.001 per share (together with the Original Note, the “Original Securities”), of the Company issued by the Company to Alto B in January 2018.

As a result of the Settlement Agreement, the Company has agreed to pay Alto B a cash payment in the amount of $180,000. In addition, pursuant to the Settlement Agreement, the Company has agreed to issue Alto B, solely in exchange for the outstanding Original Securities, (i) 960,000 shares of common stock of the Company (the “Settlement Shares”) and (ii) a senior convertible note in an aggregate principal amount of $500,00 (the “Settlement Note” and together with the Settlement Shares, the “Settlement Securities”). In connection with the exchange, the Original Securities will be cancelled and extinguished.

The Settlement Agreement also contains certain representations and warranties and covenants, including limitations on future variable rate transactions and “at-the-market offerings.”

Settlement Note

The Settlement Note is convertible, at the option of Alto B, at any time into shares of common stock of the Company at an initial conversion rate of $0.20 per share, subject to certain beneficial ownership limitations. The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion rate then in effect. The Settlement Note matures on January 31, 2021, and bears interest at a rate of 10% per annum, subject to increase to 18% per annum upon and during the occurrence of an event of default. Interest is payable in cash or, at the holder’s option, in shares of common stock based on the conversion price then in effect.

Pursuant to the terms of the Settlement Note, the Company is required to make an offer to repurchase, at the option of Alto B, the Settlement Note at price in cash equal to 100% of the aggregate principal amount of the Settlement Note plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase following the consummation by the Company of a capital raising transactions, or a series of transactions, resulting in aggregate gross proceeds to the Company in excess of $7.5 million. The Company may not prepay the Settlement Note without the prior written consent of Alto B.

The Settlement Note contains a number of other affirmative and negative covenants and events of default (including events of default related to certain change of control and other fundamental change transactions). Following an event of default, the Settlement Note will become immediately due and payable in cash at a mandatory default amount equal to 130% of the outstanding principal amount of the Settlement Note plus all other amounts, costs and expenses due in respect of the Settlement Note.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The issuance of the Settlement Securities in exchange for the Original Securities is being made in reliance in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

10.1
Settlement Agreement, dated as of December 22, 2020, by and among Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, Anthony Cataldo, Paul Kessler and GT Biopharma Inc., a Delaware corporation.

10.2
Settlement Note, dated December 22, 2020, by GT Biopharma Inc. payable to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: December 28, 2020	By:	/s/ Michael Handelman
Michael Handelman
Chief Financial Officer